Kinetik Announces Changes to Its Board of Directors
HOUSTON & MIDLAND, April 4, 2024 – Kinetik Holdings Inc. (NYSE: KNTK) (“Kinetik” or the “Company”) announced the appointment of William (“Bill”) Ordemann to the Kinetik Board of Directors, effective April 3, 2024. Mr. Ordemann will serve as a member of the Audit and Governance & Sustainability Committees.
Mr. Ordemann holds thirty-eight years of energy industry experience, with twenty-five years focused on natural gas, natural gas liquids, crude oil, refined products, and petrochemicals. From 1999 until his retirement in 2019, Mr. Ordemann served in numerous executive positions at Enterprise Products Partners L.P. and its affiliates, including serving as an Executive Vice President. Throughout his tenure, he held various positions across the commercial, business development, engineering, operations, environmental, health, and safety and supply chain organizations. Prior to joining Enterprise, he held senior positions at Shell Midstream Enterprises, LLC and Tejas Natural Gas Liquids, LLC. He previously served on the boards of the general partner of Oiltanking Partners, L.P. and GPA Midstream Association. Mr. Ordemann holds a BS degree in Chemical Engineering from Virginia Tech.
“We are honored to have Bill join our Board of Directors. He brings to Kinetik a wealth of midstream industry knowledge and a strong track record of executive leadership experience across all disciplines, including engineering, operations, commercial and business development. He will be a tremendous asset and further strengthen our Board,” said Jamie Welch, President and CEO.
“I am excited to join Kinetik’s Board of Directors. Given my years of experience within the midstream space, I am very familiar with Kinetik’s business model, fully understand its strategic vision, and can provide value and guidance to the Company as it further executes upon its strategy,” commented Bill Ordemann.
Additionally, coinciding with Apache’s full exit from its shareholding position in Kinetik, Ben Rodgers resigned from the Board of Directors effective April 3, 2024. Mr. Ordemann will replace Mr. Rodgers, and the Board will continue to consist of eleven independent directors.
“The Board and I would like to thank Ben for his invaluable contributions to Kinetik during his tenure. He played a pivotal role in the merger forming Kinetik and has been an active and

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insightful Board member. He will be missed in our boardroom, and we wish him the best in his future endeavors. We look forward to continuing our relationship with Ben in his day-to-day role at Apache, one of our largest customers,” stated Jamie Welch.
Ben Rodgers went on to say, “The relationship between Apache and Kinetik will always be unique and special, and I enjoyed the opportunity to serve on the Board of Directors. Jamie and his team have done an excellent job integrating the Altus asset base, and I look forward to watching the Company’s continued growth and success, as Apache will remain one of its key customers.”
About Kinetik Holdings Inc.
Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Midland, Texas and has a significant presence in Houston, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water.
Contacts
Kinetik Investors:    (713) 487-4832    Maddie Wagner
        (713) 574-4743    Alex Durkee
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